EXHIBIT 99.5

FOR IMMEDIATE RELEASE

For: United Fire & Casualty Company

118 Second Avenue SE, PO Box 73909

Cedar Rapids, Iowa 52407-3909

Contact: Randy A. Ramlo, President/CEO, 319-399-5700

United Fire & Casualty Company holds annual stockholders meeting

▪	Five directors elected to board for full terms; 2008 Stock Plan approved; articles of incorporation amended
▪	Board approves new officer appointments
▪	Board declares dividend

CEDAR RAPIDS, IA – May 22, 2008 – United Fire & Casualty Company today announced that five directors were elected for full terms on its 13-member board at the company’s annual stockholders meeting on May 21, 2008.

Elected to the board of directors for a three-year term expiring in 2011 were: Douglas M. Hultquist, president, chief executive officer, and director, QCR Holdings Inc.; Casey D. Mahon, adjunct professor of law, University of Iowa College of Law; Scott McIntyre Jr., chairman, United Fire & Casualty Company; Randy A. Ramlo, president and chief executive officer, United Fire & Casualty Company; and Frank S. Wilkinson Jr., retired executive vice president and director, E.W. Blanch Co.

In addition, stockholders approved the United Fire 2008 Stock Plan, which is an amendment and restatement of the United Fire Nonqualified Employee Stock Option Plan. The key changes are to increase the shares available for issuance by 900,000 shares of our common stock, and to provide for stock awards, stock appreciation rights, and “incentive stock options,” as defined in Section 422 of the Internal Revenue Code.

Stockholders also approved two amendments to United Fire’s articles of incorporation, increasing the maximum number of days from 50 to 60 that the stock transfer books may be closed in order to make a determination of shareholders. This allows us more time to prepare for the payment of dividends and for the more orderly preparation of proxy statements and other notices. The second amendment provides for the limitation of director liability and indemnification of directors to the fullest extent allowable under Iowa law.

New Officer Appointments

After the stockholders meeting, the board met and approved the appointment of several employees as officers of United Fire and its subsidiary company, Lafayette Insurance Company.

United Fire & Casualty Company

Arthur J. Fearn	Arthur J. Fearn was appointed assistant vice president of United Fire & Casualty Company. His new title is assistant vice president and fidelity and surety underwriting manager.
Calvin D. Mook	Calvin D. Mook was appointed assistant vice president of United Fire & Casualty Company. His new title is assistant vice president and Great Lakes marketing manager.
Brian J. Peck	Brian J. Peck was appointed assistant vice president of United Fire & Casualty Company. His new title is assistant vice president and Midwest loss control manager.
Corey L. Ruehle	Corey L. Ruehle was appointed assistant vice president of United Fire & Casualty Company. His new title is assistant vice president and Midwest underwriting manager.
Janice A. Martin	Janice A. Martin was appointed treasurer of United Fire & Casualty Company. Her new title is treasurer and tax manager.

Lafayette Insurance Company (subsidiary)

Leo F. Wegmann Jr.	Leo F. Wegmann Jr. was appointed vice president of Lafayette Insurance Company. His new title is vice president, secretary and New Orleans claims manager.
Bruce M. Holmes	Bruce M. Holmes was appointed assistant vice president of Lafayette Insurance Company. His new title is assistant vice president and New Orleans litigation manager.

Dividend

At its meeting on May 21, the board declared a regular dividend on the common stock of $0.15 per share. This dividend will be payable on June 16, 2008, to stockholders of record on June 2, 2008.

About United Fire & Casualty Company

United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. The company markets its products principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the 15th consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For the second consecutive year, our subsidiary, United Life Insurance Company has been named to the Ward’s 50 Life & Health Insurance Companies. In March 2007 and 2008, United Fire & Casualty Company was named to Audit Integrity’s Top 100 list of companies who demonstrate high corporate integrity. For more information about United Fire & Casualty Company and its products and services, visit our website, www.unitedfiregroup.com.

Disclosure of forward-looking statements

This report may contain forward-looking statements about our operations, anticipated performance and other similar matters. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “might,” “hope” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 27, 2008 and in our report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on April 25, 2008. The risks identified on Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report or as of the date they are made.